EXHIBIT 23


               Consent of Independent Certified Public Accountants



The Board of Directors
Technitrol, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-35334, 33-63203, and 333-55751) on Form S-8 of Technitrol, Inc. of our
report dated February 26, 1999, relating to the consolidated balance sheets of Technitrol, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of earnings, cash flows, changes in shareholders' equity and the financial statement schedule for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Technitrol, Inc.




                                                                       KPMG LLP



Philadelphia, Pennsylvania
March 19, 1999






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